UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 30, 2020

Catabasis Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37467	26-3687168
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 High Street 28th Floor Boston, Massachusetts	02110
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 349-1971

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	CATB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company       ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.       ☒

Item 1.01.	Entry into a Material Definitive Agreement.

On January 30, 2020, Catabasis Pharmaceuticals, Inc., a Delaware corporation (the “Company”), entered into an Underwriting Agreement (the “Underwriting Agreement”) with Oppenheimer & Co. Inc. (the “Underwriter”) relating to an underwritten offering (the “Offering”) of 4,600,000 shares (the “Firm Shares”) of the Company’s common stock, $0.001 par value per share (“Common Stock”).  The public offering price of the Firm Shares was $5.00 per share, and the Underwriter has agreed to purchase the Firm Shares from the Company pursuant to the Underwriting Agreement at a price of $4.70 per share.  Under the terms of the Underwriting Agreement, the Company has granted the Underwriter an option, exercisable for 30 days, to purchase up to an additional 690,000 shares of Common Stock (the “Option Shares” and, together with the Firm Shares, the “Shares”) at the public offering price less the underwriting discount.

The closing of the sale of the Firm Shares is expected to take place on February 3, 2020, subject to the satisfaction of customary closing conditions. The Company estimates that the net proceeds from the sale of the Firm Shares will be approximately $21.3 million after deducting the underwriting discount and estimated offering expenses payable by the Company. If the Underwriter exercises its option to purchase the Option Shares, the Company estimates that the net proceeds from the sale of the Offering will be approximately $24.5 million after deducting the underwriting discount and estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the Offering for clinical trial and other research and development activities; initial commercialization preparations; and for working capital and other general corporate purposes.

The Shares are being offered and sold pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-231441), which became effective on May 23, 2019.

The Underwriting Agreement contains customary representations, warranties and covenants by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions.  The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

Subject to certain exceptions, the Company and its officers and directors have agreed not to offer, sell, pledge or otherwise dispose of shares of Common Stock and other of the Company’s securities that they beneficially own, including securities that are convertible into shares of Common Stock and securities that are exchangeable or exercisable for shares of Common Stock for 90 days after January 30, 2020, without the prior written consent of the Underwriter.

The foregoing description of the material terms of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text thereof, a copy of which is filed herewith as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The legal opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Company, relating to the securities offered is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Item 8.01	Other Events.

The Company issued a press release on January 30, 2020 announcing the pricing of the Offering.  The full text of the press release issued in connection with this announcement is filed as Exhibit 99.1 to this Current Report on Form 8-K, and the information contained therein is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
1.1	Underwriting Agreement, dated January 30, 2020, by and between the Company and Oppenheimer & Co. Inc.

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1).

99.1	Press Release issued January 30, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATABASIS PHARMACEUTICALS, INC.

Date: January 30, 2020	By:	/s/ Jill C. Milne

Jill C. Milne,
President and Chief Executive Officer